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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Tegal Corporation:

     We consent to incorporation by reference in the registration statements (No. 333-462 and 333-12473) on Form S-8 of Tegal Corporation of our reports dated April 23, 1996, relating to the consolidated financial statements of Tegal Corporation as of March 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 1996, and the related schedule, which reports appear in the March 31, 1997, annual report on Form 10-K of Tegal Corporation.

                                            /s/ KPMG Peat Marwick LLP
                                            KPMG PEAT MARWICK LLP

Palo Alto, California
June 24, 1997